Exhibit 99.1

First quarter 2010 outlook. Through mid-February 2010, our revenue has declined compared to the same period in 2009, principally as a result of unusually adverse weather conditions in many of our markets. As a result, we believe it is likely that our first quarter 2010 revenues will be less than in the same period in 2009.

Terms of the Exchange Offer. Reddy Ice Corporation (“Reddy Corp”) intends to offer to exchange in a private placement new senior secured notes due 2015 of Reddy Corp (the “New Notes”) for the outstanding 10 1/2% Senior Discount Notes due 2012 of Reddy Ice Holdings, Inc. (“Reddy Holdings”) (the “Old Notes”). The interest rate on the New Notes will be the greater of (i) 11.0% and (ii) the yield to maturity on the notes issued by Reddy Corp in the Notes Offering plus 2.0%.  The New Notes and the related guarantees will be secured by second-priority liens, subject to permitted liens, on substantially all the Company’s and Reddy Holdings’ assets.  The New Notes are expected to mature on November 1, 2015.

Holders tendering Old Notes will receive $1,000.00 principal amount of New Notes for each $1,000 principal amount of their Old Notes that are accepted for exchange, plus an additional $5.00 principal amount of New Notes if their Old Notes are tendered at or prior to the early tender date.

Terms of the Notes Offering.  The notes offered in the Notes Offering are expected to mature on March 1, 2015.  These notes and the related guarantees will be secured by first-priority liens, subject to permitted liens, on substantially all the Company’s and Reddy Holdings’ assets.

New credit facility.  Simultaneously with the closing of the Notes Offering, the Company will enter into a senior secured revolving credit facility of approximately $30.0 million.  The New Credit Facility will mature on January 31, 2014 (except that if there are $20 million or more of Old Notes (or any refinancing, replacement or renewal debt in respect thereof that does not have a maturity date that is later than January 31, 2015) outstanding as of January 1, 2012, then the New Credit Facility will mature on January 1, 2012).

On the closing date, amounts outstanding under the New Credit Facility will bear interest at a rate based on, at our option, a base rate plus an applicable margin or LIBOR plus an applicable margin.  The applicable margin in effect on the closing date is expected to be 3.75% for base rate loans and 4.75% for LIBOR loans. Additionally, the New Credit Facility will contain a commitment fee on the unused amounts under the facility, which is expected to be 0.875% on the closing date. The applicable margins and commitment fee may be reduced depending on our net leverage ratio.

The New Credit Facility will be secured by first-priority liens on substantially all of the Company’s and Reddy Holdings’ assets, subject to permitted liens.